                                                                    Exhibit 7(e)


                                 PROMISSORY NOTE


$31,738,165.26                                                 September 6, 2001


      FOR VALUE RECEIVED, the undersigned (the "Borrower"), hereby promises to pay to the order of Liberty Media Corporation, a Delaware corporation (the "Lender"), on the Maturity Date (as defined in the Credit Agreement referred to below) the principal amount of THIRTY ONE MILLION SEVEN HUNDRED THIRTY-EIGHT THOUSAND ONE HUNDRED SIXTY-FIVE AND 26/100 DOLLARS (US $31,738,165.26), payable by Borrower to Lender on the Maturity Date under that certain First Amended and Restated Credit Agreements dated as of December 22, 2000 between Borrower and Liberty Media Corporation (as extended, renewed, amended or restated from time to time, the "Credit Agreement"; the terms defined therein being used herein as therein defined).

      Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates, and payable at such times and in such manner as are specified in the Credit Agreement. Borrower also agrees that the principal amount of, and any accrued unpaid interest on, this Note is convertible into shares of its Class B Common Stock pursuant to the Credit Agreement.

      All payments of principal and interest shall be made to Lender in United States dollars in immediately available funds at the Lender's address or by wire per Lender's instructions, or as otherwise provided for in the Credit Agreement.

      If any amount is not paid in full when due hercunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

      This Note is one of the "Notes" referred to in the Credit Agreement. Reference is hereby made to the Credit Agreement for provisions regarding payment, events of default, the rights of Lender upon the occurrence of any event of default (including the right to accelerate the maturity hereof upon the occurrence of any such events), and certain limitations on such rights and the other rights of Borrower hereunder pursuant to the subordination provisions set forth therein and in the Subordination Agreement referred to therein.

      Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

      Borrower agrees to pay all collection expenses, court costs and Attorney Costs, as defined in the Credit Agreement, (whether or not litigation is commenced) of Lender which may be incurred in connection with the collection or enforcement of this Note.

      THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.


                                          LIBERTY LIVEWIRE CORPORATION




                                          By: /s/ William E. Niles
                                             -----------------------------------
                                             William E. Niles
                                             Senior Vice President



























                                        2